Exhibit 1.1

EXECUTION VERSION

WATSON PHARMACEUTICALS, INC.

$3,900,000,000

$1,200,000,000 1.875% Notes due 2017

$1,700,000,000 3.250% Notes due 2022

$1,000,000,000 4.625% Notes due 2042

UNDERWRITING AGREEMENT

September 27, 2012

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Wells Fargo Securities, LLC

Barclays Capital Inc.

and

J.P. Morgan Securities LLC

Underwriting Agreement

September 27, 2012

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

WELLS FARGO SECURITIES, LLC

BARCLAYS CAPITAL INC.

J.P. MORGAN SECURITIES LLC

As Representatives of the several Underwriters

c/o MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

One Bryant Park

New York, NY 10036

Ladies and Gentlemen:

Introductory. Watson Pharmaceuticals, Inc., a Nevada corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule A (the “Underwriters”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $1,200,000,000 aggregate principal amount of the Company’s 1.875% Notes due 2017 (the “2017 Notes”), $1,700,000,000 aggregate principal amount of the Company’s 3.250% Notes due 2022 (the “2022 Notes”) and $1,000,000,000 aggregate principal amount of the Company’s 4.625% Notes due 2042 (the “2042 Notes” and, together with the 2017 Notes and the 2022 Notes, the “Notes”). Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc. and J.P. Morgan Securities LLC have agreed to act as representatives of the several Underwriters (in such capacity, the “Representatives”) in connection with the offering and sale of the Notes.

The Notes will be issued pursuant to an indenture, to be dated as of August 24, 2009 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Certain terms of the Notes will be established pursuant to a supplemental indenture (the “Supplemental Indenture”) to the Base Indenture (together with the Base Indenture, the “Indenture”). The Notes will be issued in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”), pursuant to a Letter of Representations, to be dated on or before the Closing Date (as defined in Section 2 below) (the “DTC Agreement”), among the Company, the Trustee and the Depositary.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-184122), which contains a base prospectus (the “Base Prospectus”), to be used in connection with the public offering and sale of debt securities, including the Notes, and other securities of the Company under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), and the offering thereof from time to time in accordance with

Rule 415 under the Securities Act. Such registration statement, including the financial statements, exhibits and schedules thereto, in the form in which it became effective under the Securities Act, including any required information deemed to be a part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act, is called the “Registration Statement.” The term “Prospectus” shall mean the final prospectus supplement relating to the Notes, together with the Base Prospectus, that is filed pursuant to Rule 424(b) after the date and time that this Agreement is executed (the “Execution Time”) by the parties hereto. The term “Preliminary Prospectus” shall mean any preliminary prospectus supplement relating to the Notes, together with the Base Prospectus, that is filed with the Commission pursuant to Rule 424(b). Any reference herein to the Registration Statement, the Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents that are or are deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act prior to 6:42 p.m. (New York) on September 27, 2012 (the “Initial Sale Time”). All references in this Agreement to the Registration Statement, the Preliminary Prospectus, the Prospectus, or any amendments or supplements to any of the foregoing, shall include any copy thereof tiled with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, the Prospectus or the Preliminary Prospectus shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in the Registration Statement, the Prospectus or the Preliminary Prospectus, as the case may be, prior to the Initial Sale Time; and all references in this Agreement to amendments or supplements to the Registration Statement, the Prospectus or the Preliminary Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), which is or is deemed to be incorporated by reference in the Registration Statement, the Prospectus or the Preliminary Prospectus, as the case may be, after the Initial Sale Time.

On April 25, 2012, the Company and its subsidiary Watson Pharma S.à r.l., a company incorporated in Luxembourg (the “Purchaser”), entered into a sale and purchase agreement (including the exhibits and schedules thereto, the “Purchase Agreement”) with Actavis Acquisition Debt S.à r.l., a company incorporated in Luxembourg (the “Vendor”), Nitrogen DS Limited, a company incorporated in the British Virgin Islands, Landsbanki Islands hf., a company incorporated in Iceland, ALMC Eignarhaldsfélag ehf., a company incorporated in Iceland, ALMC hf., a company incorporated in Iceland, Argon Management S.à r.l., a company incorporated in the Grand Duchy of Luxembourg, the Managers (as defined in the Purchase Agreement), Deutsche Bank AG, London Branch, a branch of a company incorporated under the laws of the Federal Republic of Germany, pursuant to which the Purchaser will acquire (i) the entire issued share capital of Actavis Pharma Holding 4 ehf., a company incorporated in Iceland (“APH4”), Actavis, Inc., a Delaware corporation, and Actavis S.à r.l., a company incorporated in Luxembourg (collectively, the “Actavis Companies”) and (ii) all the rights of the Vendor in certain indebtedness of the Actavis Companies. As used herein, “Acquired Companies” shall refer to the Actavis Companies and each of their direct and indirect subsidiaries. For purposes of Section 1 of this Agreement, references to the “knowledge” of the Company with respect to matters pertaining to the Acquired Companies shall be limited to the actual knowledge of the Company.

The Company hereby confirms its agreements with the Underwriters as follows:

SECTION 1. Representations and Warranties of the Company.

The Company hereby represents, warrants and covenants to each Underwriter as of the date hereof, as of the Initial Sale Time and as of the Closing Date (in each case, a “Representation Date”), as follows:

(a) Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the Securities Act. The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission, and any request on the part of the Commission for additional information has been complied with. In addition, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”).

At the respective times the Registration Statement and any post-effective amendments thereto became effective and at each Representation Date, the Registration Statement and any amendments thereto (i) complied and will comply in all material respects with the requirements of the Securities Act and the Trust Indenture Act, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the date of the Prospectus and at the Closing Date, neither the Prospectus nor any amendments or supplements thereto, if applicable, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to (A) statements in or omissions from the Registration Statement or any post-effective amendment or the Prospectus or any amendments or supplements thereto made in reliance upon and in conformity with information furnished to the Company in writing by any of the Underwriters through the Representatives expressly for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information described as such in Section 8 hereof or (B) to that part of the Registration Statement that constitutes the Statement of Eligibility (Form T-1) under the Trust Indenture Act, of the Trustee.

Each Preliminary Prospectus and the Prospectus, at the time each was filed with the SEC, complied in all material respects with the Securities Act, and the Preliminary Prospectus and the Prospectus delivered to the Underwriters for use in connection with the offering of the Notes will, at the time of such delivery, be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(b) Disclosure Package. The term “Disclosure Package” shall mean (i) the Preliminary Prospectus dated September 27, 2012, (ii) the issuer free writing prospectuses as defined in Rule 433 of the Securities Act (each, an “Issuer Free Writing Prospectus”), if any, identified in Annex I hereto and (iii) any other free writing prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package. As of the Initial Sale Time, the Disclosure Package did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information described as such in Section 8 hereof.

(c) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus at the time they were or hereafter are filed with the Commission, complied or will comply in all material respects with the requirements of the Exchange Act (including but not limited to those relating to eXtensible Business Reporting Language).

(d) The Company is a Well-Known Seasoned Issuer. (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the Securities Act) made any offer relating to the Notes in reliance on the exemption of Rule 163 of the Securities Act, and (iv) as of the Execution Time, the Company was and is a “well known seasoned issuer” as defined in Rule 405 of the Securities Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 of the Securities Act, that automatically became effective not more than three years prior to the Execution Time; the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration form.

(e) The Company is not an Ineligible Issuer. (i) At the time of filing the Registration Statement and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), the Company was not and is not an Ineligible Issuer (as defined in Rule 405 of the Securities Act), without taking account of any determination by the Commission pursuant to Rule 405 of the Securities Act that it is not necessary that the Company be considered an Ineligible Issuer.

(f) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offering of Notes under this Agreement or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the Preliminary Prospectus or the Prospectus, the Company has promptly notified or will promptly notify the Representatives and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter through the Representatives consists of the information described as such in Section 8 hereof.

(g) Distribution of Offering Material By the Company. The Company has not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Underwriters’ distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than the Preliminary Prospectus, the Prospectus, any Issuer Free Writing Prospectus reviewed and consented to by the Representatives and referred to in Annex I hereto or the Registration Statement.

(h) No Applicable Registration or Other Similar Rights. There are no persons with registration or other similar rights to have any equity or debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement, except for such rights as have been duly waived.

(i) The Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(j) Authorization of the Indenture. The Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized by the Company and, when, executed and delivered by the Company and the Trustee, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(k) Authorization of the Notes. The Notes to be purchased by the Underwriters from the Company are in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Company and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles, and will be entitled to the benefits of the Indenture.

(l) Description of the Notes and the Indenture. The Notes and the Indenture conform in all material respects to the descriptions thereof contained in the Disclosure Package and the Prospectus.

(m) Significant Subsidiaries. The subsidiaries listed on Schedule B (“Significant Subsidiaries”) attached hereto are the only “significant subsidiaries” of the Company (as defined in Rule 1-02(w) of Regulation S-X.

(n) No Material Adverse Change. Except as otherwise disclosed in the Disclosure Package, subsequent to the respective dates as of which information is given in the Disclosure Package, (i) none of the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, except with respect to the Acquired Companies, for such losses or interferences as would not, individually or in the aggregate, result in a material adverse change, in the condition, financial or otherwise, or in the earnings, management, business, properties, results of operations or prospects of the Company, its subsidiaries and the Acquired Companies considered as one entity, whether or not arising from transactions in the ordinary course of business, and (ii) there has been (A) no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, management, business, properties, results of operations or prospects of the Company and its subsidiaries considered as one entity, whether or not arising from transactions in the ordinary course of business, and (B) to the knowledge of the Company, no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, management, business, properties, results of operations or prospects of the Company, its subsidiaries and the Acquired Companies considered as one entity, whether or not arising from transactions in the ordinary course of business.

(o) Independent Accountants of the Company. PricewaterhouseCoopers LLP, who have expressed their opinion with respect to the Company’s audited financial statements for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009 incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus, are independent public accountants with respect to the Company as required by the Securities Act and the Exchange Act and are an independent registered public accounting firm with the Public Company Accounting Oversight Board.

(p) Independent Accountants of the Actavis Companies. KPMG ehf. (“KPMG”), who have expressed their opinion with respect to the Actavis Companies’ audited consolidated financial statements for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009 included in the Registration Statement, the Preliminary Prospectus and the Prospectus, are independent auditors with respect to the Actavis Companies as required by Rule 101 of the American Institute of Certified Public Accountants Code of Professional Conduct.

(q) Preparation of the Financial Statements of the Company. The financial statements together with the related notes thereto of the Company incorporated by reference in the Registration Statement, the Preliminary Prospectus and the Prospectus present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements comply in all material respects as to form with the accounting requirements of the Securities Act and have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The selected financial data and the summary financial information of the Company included in the Preliminary Prospectus and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the Company’s audited financial statements included in the Registration Statement, the Preliminary Prospectus and the Prospectus. In addition, the pro forma financial statements of the Company and its subsidiaries and the related notes thereto included in the Registration Statement, the Preliminary Prospectus and the Prospectus present fairly, in all material respects, the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(r) Preparation of the Financial Statements of the Actavis Companies. The audited consolidated financial statements together with the related notes thereto of the Actavis Companies included in the Registration Statement, the Preliminary Prospectus and the Prospectus present fairly, in all material respects, the consolidated financial position of the Actavis Companies and their subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. The audited consolidated financial statements and the condensed consolidated unaudited financial information together with the related notes thereto of the Actavis Companies attached to the letters referred to in Sections 5(c) and (e) present fairly, in all material respects, the consolidated financial position of the Actavis Companies and their subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. All such financial statements comply in all material respects as to form with the applicable accounting requirements of the Securities Act and have been prepared in conformity with International Financial Reporting Standards applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. No other financial statements of the Actavis Companies or any financial statements of the Vendor are required to be included in the Registration Statement. The selected financial data and the summary financial information of the Actavis Companies included in the Preliminary Prospectus and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the Actavis Companies’ audited consolidated financial statements included in the Registration Statement, the Preliminary Prospectus and the Prospectus.

(s) Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its Significant Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Disclosure Package and the Prospectus and, in the case of the Company, to enter into and perform its obligations under this Agreement and each of the Company and each Significant Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding shares of capital stock of each subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. The Company does not have any subsidiary not listed on Exhibit 21 to its Annual Report on Form 10-K for the year ended December 31, 2011, which is required to be so listed.

As used herein, the term “Material Adverse Change” means (1) when used in respect of any matter relating to the Company or any of its subsidiaries, any material adverse change, or any development that could reasonably be expected to result in a material adverse change, (x) in the condition, financial or otherwise, or in the earnings, management, business, properties, results of operations or prospects of the Company and its subsidiaries considered as one entity, whether or not arising from transactions in the ordinary course of business or (y) in the ability of the Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement, the Indenture and the Securities, as applicable and (2) when used in respect of any matter relating to any of the Actavis Companies or any of their direct and indirect subsidiaries, any material adverse change, or any development that could reasonably be expected to result in a material adverse change, (x) in the condition, financial or otherwise, or in the earnings, management, business, properties, results of operations or prospects of the Company, its subsidiaries and the Acquired Companies considered as one entity, whether or not arising from transactions in the ordinary course of business or (y) in the ability of the Company to perform its obligations under, or to consummate the transactions contemplated by, this Agreement, the Indenture and the Securities, as applicable.

(t) Incorporation and Good Standing of the Acquired Companies. To the knowledge of the Company, each of the Acquired Companies has been duly incorporated or organized and is validly existing as a corporation or other legal entity in good standing, if applicable, under the laws of the jurisdiction of its incorporation or organization and has all requisite power (corporate or otherwise) and authority to own or lease, as the case may be, and operate its properties and to conduct its business as now conducted, except where the failure to be duly incorporated, organized or in good standing would, individually or in the aggregate, not result in a Material Adverse Change. To the knowledge of the Company, each of the Acquired Companies is duly qualified as a foreign corporation or other legal entity to transact business and is in good standing, if applicable, in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would, individually or in the aggregate, not result in a Material Adverse Change. To the knowledge of the Company, all of the issued and outstanding shares of capital stock of each the Acquired Companies have been duly authorized and validly issued, are fully paid and nonassessable and upon consummation of the transactions contemplated by the Purchase Agreement, the Company will acquire, directly or indirectly, good title to all of the issued and outstanding shares of capital stock or other equity interests of each of the Acquired Companies free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity (except for restrictions on transfer which arise under the Securities Act and any comparable laws), except as provided in the Purchase Agreement or as would, individually or in the aggregate, not result in a Material Adverse Change.

(u) Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company is as set forth in the Disclosure Package and the Prospectus under the caption “Capitalization” (other than for subsequent issuances, if any, pursuant to employee benefit plans described in the Disclosure Package and the Prospectus or upon exercise of outstanding options or warrants described in the Disclosure Package and the Prospectus, as the case may be).

(v) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. None of the Company, any Significant Subsidiary or, to the knowledge of the Company, any of the Acquired Companies, is (i) in violation or in default (or, with the giving of notice or lapse of time or both, would be in default) (“Default”) under its charter, by laws or other organizational documents, (ii) in Default under any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement, obligation, condition, covenant or instrument to which the Company, any of its subsidiaries or any of the Acquired Companies is a party or by which it or any of them may be bound or to which any of the property or assets of the Company, any of its subsidiaries or any of the Acquired Companies is subject (each, an “Existing Instrument”) or (iii) in violation of any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, any of its subsidiaries or any of the Acquired Companies or any of its or their properties, as applicable, except, with respect to clause (ii) and (iii) of this sentence only, for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The Company’s execution, delivery and performance of this Agreement, the Purchase Agreement and the consummation of the transactions contemplated by the Purchase Agreement, by the Disclosure Package and by the Prospectus, (i) have been duly authorized by all necessary action (corporate or otherwise) and will not result in any Default under the charter, by laws or other organizational documents of the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies, (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies, pursuant to, or require the consent of any other party to, any Existing Instrument, and (iii) will not result in any violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies, of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, any of its subsidiaries or any of the Acquired Companies or any of its or their properties, except, with respect to clause (ii) of this sentence, solely with respect to the Company or any of its subsidiaries, and clauses (i)-(iii) of this sentence, solely with respect to the Acquired Companies, for such conflict, breach, Defaults, Debt Repayment Triggering Event, lien, charge, encumbrance, consent or violation as would not, individually or in the aggregate, result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the Company’s execution, delivery and performance of this Agreement or consummation of the transactions contemplated hereby, by the Disclosure Package or by the

Prospectus, except such as have been obtained or made by the Company, and are in full force and effect under the Securities Act, applicable state securities or blue sky laws and from the Financial Industry Regulatory Authority (“FINRA”) and assuming receipt of the approvals set forth in the Purchase Agreement. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time or both would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) issued by the Company, any of its subsidiaries or any of the Acquired Companies the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, any of its subsidiaries, or any of the Acquired Companies, as the case may be.

(w) No Material Actions or Proceedings. Except as disclosed in the Prospectus and the Disclosure Package, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies or (iii) relating to environmental or discrimination matters related to the Company, its subsidiaries or, to the knowledge of the Company, the Acquired Companies, where any such action, suit or proceeding, if determined adversely, could, individually or in the aggregate, result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement, the Disclosure Package, the Prospectus or the Purchase Agreement.

(x) Labor Matters. Except as disclosed in the Prospectus and the Disclosure Package, no material dispute with the employees of the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies, exists, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its, its subsidiaries’ or the Acquired Companies’ principal suppliers, contractors or customers, that could, individually or in the aggregate, result in a Material Adverse Change.

(y) Intellectual Property Rights. Except as set forth in the Disclosure Package and the Prospectus, to the Company’s knowledge, the Company, its subsidiaries and the Acquired Companies own or possess a valid right to use all patents, trademarks, service marks, trade names, copyrights, patentable inventions, trade secret, know-how and other intellectual property (collectively, the “Intellectual Property”) used by the Company, its subsidiaries or any of the Acquired Companies in, and material to, the conduct of the Company’s, its subsidiaries’ or the Acquired Companies’ business as now conducted or as proposed in the Disclosure Package and the Prospectus to be conducted, except where the failure to so own or have the right to use such Intellectual Property would not, individually or in the aggregate, result in a Material Adverse Change. Except as set forth in the Disclosure Package and the Prospectus, there is no material infringement by third parties of any of the Company’s, its subsidiaries’ or, to the knowledge of the Company, the Acquired Companies’, Intellectual Property and there are no legal or governmental actions, suits, proceedings or claims pending or, to the Company’s knowledge, threatened, against the Company, any of its subsidiaries or any of the Acquired Companies (i) challenging the Company’s, any of its subsidiaries’ or, to the knowledge of the Company, any of the Acquired Companies’, rights in or to any Intellectual Property, (ii) challenging the validity or scope of any Intellectual Property owned by the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies, or (iii) alleging that the operation of the Company’s, its subsidiaries’ or, to the knowledge of the Company, the Acquired Companies’, business as now conducted infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of a third party and which infringement, invalidity, inadequacy or violation would, individually or in the aggregate, result in a Material Adverse Change, and the Company is unaware of any facts which would form a reasonable basis for any such claim.

(z) All Necessary Permits, etc. The Company, each of its Significant Subsidiaries and, to the knowledge of the Company, each of the Acquired Companies, possess such valid and current certificates, permits, licenses, approvals, consents and other authorizations issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except with respect to the Acquired Companies, for such certificates, permits, licenses, approvals, consents and other authorizations, the failure of which to have, would not, individually or in the aggregate, result in a Material Adverse Change, and none of the Company, any of its Significant Subsidiaries or, to the knowledge of the Company, any of the Acquired Companies, has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, permit, license, approval, consent or other authorization which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Change.

(aa) Tax Law Compliance. The Company, its subsidiaries and, to the knowledge of the Company, the Acquired Companies, have filed all necessary federal, state, local and foreign income and franchise tax returns in a timely manner and have paid all taxes required to be paid by any of them and, if due and payable, any related assessment, fine or penalty levied against any of them, except for any taxes, assessments, fines or penalties as may be contested in good faith and by appropriate proceedings, except to the extent a failure to make such filings or payments would not result in a Material Adverse Change.

(bb) The Company is not an Investment Company. The Company is not, and after receipt of payment for the Notes and the application of the proceeds thereof as contemplated under the caption “Use of Proceeds” in the Preliminary Prospectus and the Prospectus will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(cc) No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that would be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

(dd) Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any subsidiary or any other person required to be described in the Preliminary Prospectus or the Prospectus that have not been described as required.

(ee) No Unlawful Contributions or Other Payments. None of the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies, is aware of, and to the knowledge of the Company, no director, officer, agent, employee or affiliate of the Company, any of its subsidiaries or any of the Acquired Companies is aware of, or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, its subsidiaries, affiliates of the Company and, to the knowledge of the Company, the Acquired Companies and their affiliates, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, except, with respect to the Acquired Companies, for such violations as would not, individually or in the aggregate, result in a Material Adverse Change.

“FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(ff) No Conflict with Money Laundering Laws. The operations of the Company, its subsidiaries and, to the knowledge of the Company, the Acquired Companies, are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies, with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened, except, with respect to the Acquired Companies, for such actions, suits or proceedings that would not, individually or in the aggregate, result in a Material Adverse Change.

(gg) No Conflict with OFAC Laws. The Company is not (i) a natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental agency, authority or body or other entity whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or a natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental agency, authority or body or other entity sanctioned by the United States of America pursuant to any of the regulations administered or enforced by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended); or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person, or (y) the government of a country the subject of comprehensive U.S. economic sanctions administered by OFAC (collectively, “OFAC Countries”).

The Company represents and covenants that none of the proceeds from the offering and sale of the Notes, has been or will be used, to lend, contribute, provide or has otherwise been made or will otherwise be made available for the purpose of funding any activity or business in any OFAC Countries or for the purpose of funding any prohibited activity or business of any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental agency, authority or body or other entity located, organized or residing in any OFAC Country or who is an OFAC Listed Person or, to the Company’s knowledge, any person owned by or controlled by, or acting for or on behalf of an OFAC Listed Person, absent valid and effective licenses and permits issued by the government of the United States or otherwise in accordance with applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any governmental agency, authority or body charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental agency, authority or body, in each case whether or not having the force of law, or in any other manner that will result in any violation by any Underwriter of the sanctions administered or enforced by OFAC (31 C.F.R., Subtitle B, Chapter V, as amended).

(hh) Compliance with Environmental Laws. Except as otherwise disclosed in the Disclosure Package and the Prospectus, there has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies, (or, to the knowledge of the Company, any of their respective predecessors in interest) at, upon or from any of the property now or previously owned or leased by the Company, its subsidiaries or, to the knowledge of the Company, the Acquired Companies, in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, except for any violation or remedial action which would not, individually or in the aggregate, result in Material Adverse Change; there has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company, any of its subsidiaries or, to the knowledge of the Company, any of the Acquired Companies, or with respect to which the Company or any of its subsidiaries have knowledge, except for any such spill, discharge, leak, emission, injection, escape, dumping or release which would not have resulted in or would not be reasonably likely to result in a Material Adverse Change; and the terms “hazardous wastes”, “toxic wastes”, “hazardous substances” and “medical wastes” shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection.

(ii) Sarbanes-Oxley Compliance. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(jj) Internal Controls and Procedures. Each of the Company and, to the knowledge of the Company, the Actavis Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or international financial reporting standards, as the case may be, and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, except in the case of each of the Actavis Companies for such failures as would not, individually or in the aggregate, result in a Material Adverse Change.

(kk) No Material Weakness in Internal Controls. Except as disclosed in the Disclosure Package and the Prospectus or in any document incorporated by reference therein, since the end of its most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(ll) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement, the Disclosure Package, the Prospectus or the documents incorporated by reference therein or to be filed as exhibits to the Registration Statement which have not been so described and filed as required

Any certificate signed by an officer of the Company and delivered to the Representatives or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Company to each Underwriter as to the matters set forth therein.

SECTION 2. Purchase, Sale and Delivery of the Notes.

(a) The Notes. The Company agrees to issue and sell to the several Underwriters, severally and not jointly, all of the Notes upon the terms herein set forth. On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Underwriters agree, severally and not jointly, to purchase from the Company the aggregate principal amount of Notes and set forth opposite their names on Schedule A at a purchase price of 98.941% of the principal amount of the 2017 Notes, 98.515% of the principal amount of the 2022 Notes, and 97.641% of the principal amount of the 2042 Notes, payable on the Closing Date.

(b) The Closing Date. Delivery of certificates for the Notes in global form through the facilities of the Depositary to be purchased by the Underwriters and payment therefor shall be made at the offices of O’Melveny & Myers LLP, 7 Times Square, New York, NY 10036 (or such other place as may be agreed to by the Company and the Representatives) at 10:00 a.m., New York City time, on October 2, 2012, or such other time and date as the Underwriters and the Company shall mutually agree (the time and date of such closing are called the “Closing Date”).

(c) Public Offering of the Notes. The Representatives hereby advise the Company that the Underwriters intend to offer for sale to the public, as described in the Disclosure Package and the Prospectus, their respective portions of the Notes as soon after the Execution Time as the Representatives, in their sole judgment, have determined is advisable and practicable.

(d) Payment for the Notes. Payment for the Notes shall be made at the Closing Date by wire transfer of immediately available funds to the order of the Company.

It is understood that the Representatives have been authorized, for their own accounts and for the accounts of the several Underwriters, to accept delivery of and receipt for, and make payment of the purchase price for, the Notes that the Underwriters have agreed to purchase. The Representatives may (but shall not be obligated to) make payment for any Notes to be purchased by any Underwriter whose funds shall not have been received by the Representatives by the Closing Date for the account of such Underwriter, but any such payment shall not relieve such Underwriter from any of its obligations under this Agreement.

(e) Delivery of the Notes. The Company shall deliver, or cause to be delivered, to the Representatives for the accounts of the several Underwriters certificates in global form through the facilities of the Depositary for the Notes at the Closing Date, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The certificates for the Notes shall be in such denominations and registered in such names and denominations as the Representatives shall have requested at least two full business days prior to the Closing Date and shall be made available for inspection on the business day preceding the Closing Date at a location in New York City, as the Representatives may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Underwriters.

SECTION 3. Covenants of the Company.

The Company covenants and agrees with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 3(b), will comply with the requirements of Rule 430B of the Securities Act, and will promptly notify the Representatives, and confirm the notice in writing, of (i) the effectiveness during the Prospectus Delivery Period (as defined below) of any post-effective amendment to the Registration Statement or the filing of any supplement or amendment to the Preliminary Prospectus or the Prospectus, (ii) the receipt of any comments from the Commission during the Prospectus Delivery Period, (iii) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Preliminary Prospectus or the Prospectus or for additional information, and (iv) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of the Preliminary Prospectus or the Prospectus, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will effect the filings required by Rule 424(b), in the manner and within the time period specified by Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the Preliminary Prospectus and the Prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such document. The Company will use its reasonable best efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b) Filing of Amendments. During such period beginning on the date of this Agreement and ending on the later of the Closing Date or such date as, in the opinion of counsel for the Underwriters, the Prospectus is no longer required by law to be delivered in connection with sales of the Notes by an Underwriter or dealer, including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the Securities Act (the “Prospectus Delivery Period”), the Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b) of the Securities Act), or any amendment, supplement or revision to the Disclosure Package or the Prospectus, whether pursuant to the Securities Act, the Exchange Act or otherwise, will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

(c) Delivery of Registration Statements. The Company, upon request, will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also, upon request, deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The Registration Statement and each amendment thereto furnished to the Underwriters will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d) Delivery of Prospectuses. The Company will deliver to each Underwriter, without charge, as many copies of the Preliminary Prospectus as such Underwriter may reasonably request, and the Company hereby consents to the use of such copies for purposes permitted by the Securities Act. The Company will furnish to each Underwriter, without charge, during the Prospectus Delivery Period, such number of copies of the Prospectus as such Underwriter may reasonably request. The Preliminary Prospectus and the Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to any electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) Continued Compliance with Securities Laws. The Company will comply with the Securities Act and the Exchange Act so as to permit the completion of the distribution of the Notes as contemplated in this Agreement and in the Registration Statement, the Disclosure Package and the Prospectus. If at any time during the Prospectus Delivery Period, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement in order that the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or to amend or supplement the Disclosure Package or the Prospectus in order that the

Disclosure Package or the Prospectus, as the case may be, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the Initial Sale Time or at the time it is delivered or conveyed to a purchaser, not misleading, or if it shall be necessary, in the opinion of either such counsel, at any such time to amend the Registration Statement or amend or supplement the Disclosure Package or the Prospectus in order to comply with the requirements of any law, the Company will (1) notify the Representatives of any such event, development or condition and (2) promptly prepare and file with the Commission, subject to Section 3(b) hereof, such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the Disclosure Package or the Prospectus comply with such law, and the Company will furnish to the Underwriters, without charge, such number of copies of such amendment or supplement as the Underwriters may reasonably request.

(f) Blue Sky Compliance. The Company shall cooperate with the Representatives and counsel for the Underwriters to qualify or register the Notes for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Representatives, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Notes. The Company shall not be required to qualify to transact business or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where to do so would subject it to taxation if it is not so subject. The Company will advise the Representatives promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(g) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Notes sold by it in the manner described under the caption “Use of Proceeds” in the Disclosure Package and the Prospectus.

(h) Depositary. The Company will cooperate with the Underwriters and use its best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of the Depositary.

(i) Periodic Reporting Obligations. During the Prospectus Delivery Period, the Company shall file, on a timely basis, with the Commission all reports and documents required to be filed under the Exchange Act.

(j) Agreement Not to Offer or Sell Additional Securities. During the period commencing on the date hereof and ending on the Closing Date, the Company will not, without the prior written consent of the Representatives (which consent may be withheld at the sole discretion of the Representatives), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company similar to the Notes or securities exchangeable for or convertible into debt securities similar to the Notes (other than as contemplated by this Agreement with respect to the Notes).

(k) Final Term Sheet. The Company will prepare a final term sheet containing only a description of the Notes, in a form approved by the Underwriters and attached as Exhibit B hereto, and will file such term sheet pursuant to Rule 433(d) under the Securities Act within the time required by such rule (such term sheet, the “Final Term Sheet”). Any such Final Term Sheet is an Issuer Free Writing Prospectus for purposes of this Agreement.

(l) Permitted Free Writing Prospectuses. The Company represents that it has not made, and agrees that, unless it obtains the prior written consent of the Representatives, it will not make, any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 of the Securities Act) required to be filed by the Company with the Commission or retained by the Company under Rule 433 of the Securities Act; provided that the prior written consent of the Representatives shall be deemed to have been given in respect of any Issuer Free Writing Prospectuses referred to in Annex I to this Agreement. Any such free writing prospectus consented to or deemed to be consented to by the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, and (ii) has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 of the Securities Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping. The Company consents to the use by any Underwriter of a free writing prospectus that (a) is not an “issuer free writing prospectus” as defined in Rule 433, and (b) contains only (i) information describing the preliminary terms of the Notes or their offering, (ii) information permitted by Rule 134 under the Securities Act or (iii) information that describes the final terms of the Notes or their offering and that is included in the Final Term Sheet of the Company contemplated in Section 3(k).

(m) Notice of Inability to Use Automatic Shelf Registration Statement Form. If at any time during the Prospectus Delivery Period, either the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representatives, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Notes, in a form satisfactory to the Representatives, (iii) use their best efforts to cause such registration statement of post-effective amendment to be declared effective and (iv) promptly notify the Representatives of such effectiveness. The Company will take all other action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(n) Filing Fees. The Company agrees to pay the required Commission filing fees relating to the Notes within the time required by and in accordance with Rule 456(b)(1) and 457(r) of the Securities Act.

(o) No Manipulation of Price. The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the Exchange Act or otherwise, the stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Notes.

The Representatives, on behalf of the several Underwriters, may, in their sole discretion, waive in writing the performance by the Company of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4. Payment of Expenses. The Company agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation (i) all expenses incident to the issuance and delivery of the Notes (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Notes, (iii) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors to the Company, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), each Issuer Free Writing Prospectus, the Preliminary Prospectus and the Prospectus, and all amendments and supplements thereto, and this Agreement, the Indenture, the DTC Agreement and the Notes, (v) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Notes for offer and sale under the state securities or blue sky laws, and, if requested by the Representatives, preparing a “Blue Sky Survey” or memorandum, and any supplements thereto, advising the Underwriters of such qualifications, registrations and exemptions, (vi) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review, if any, by FINRA of the terms of the sale of the Notes, (vii) the fees and expenses of the Trustee, including the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture, and the Notes, (viii) any fees payable in connection with the rating of the Notes with the ratings agencies, (ix) all fees and expenses (including reasonable fees and expenses of counsel) of the Company in connection with approval of the Notes by the Depositary for “book-entry” transfer, (x) all other fees, costs and expenses referred to in Item 14 of Part II of the Registration Statement, and (xi) all other fees, costs and expenses incurred in connection with the performance of its obligations hereunder for which provision is not otherwise made in this Section. Except as provided in this Section 4 and Sections 6, 8 and 9 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Notes as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 1 hereof as of the date hereof, as of the Initial Sale Time, and as of the Closing Date as though then made and to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued under the Securities Act and no proceedings for that purpose shall have been instituted or be pending or threatened by the Commission, any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters and the Company shall not have received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form. The Preliminary Prospectus and the Prospectus shall have been filed with the Commission in accordance with Rule 424(b) (or any required post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430A).

(b) Accountants’ Comfort Letter for the Company. On the date hereof, the Representatives shall have received from PricewaterhouseCoopers LLP, independent registered public accountants for the Company, a letter dated the date hereof addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, with respect to the audited, unaudited and pro forma financial statements and certain financial information contained in the Registration Statement, the Preliminary Prospectus and the Prospectus.

(c) Accountants’ Comfort Letter for the Actavis Companies. On the date hereof, the Representatives shall have received from KPMG, independent auditors for the Actavis Companies, a letter dated the date hereof addressed to the Representatives, on behalf of the Underwriters, in form and substance reasonably satisfactory to the Representatives, with respect to the audited and unaudited consolidated financial statements and certain financial information contained in the Registration Statement, the Preliminary Prospectus and the Prospectus.

(d) Accountants’ Bring-down Comfort Letter for the Company. On the Closing Date, the Representatives shall have received from PricewaterhouseCoopers LLP, independent auditors for the Company, a letter dated such date, in form and substance reasonably satisfactory to the Representatives, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (b) of this Section 5, except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the Closing Date.

(e) Accountants’ Bring-down Comfort Letter for the Actavis Companies. On the Closing Date, the Representatives shall have received from KPMG, independent auditors for the Actavis Companies, a letter dated such date, in form and substance reasonably satisfactory to the Representatives, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (c) of this Section 5, except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the Closing Date.

(f) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) in the judgment of the Representatives there shall not have occurred any Material Adverse Change; and

(ii) there shall not have occurred any downgrading below the expected ratings as set forth in the Issuer Free Writing Prospectus identified in Annex I hereto by any of the ratings agencies listed in the Issuer Free Writing Prospectus identified in Annex I hereto, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) under the Exchange Act.

(g) Opinions of Counsel for the Company. On the Closing Date, the Representatives shall have received the favorable opinion, dated as of such Closing Date, of (1) Latham & Watkins LLP, counsel for the Company, the form of which is attached as Exhibit A-1, (2) Greenberg Traurig, LLP, Nevada counsel for the Company, the form of which is attached as Exhibit A-2 and (3) David Buchen, Chief Legal Officer—Global of the Company, the form of which is attached as Exhibit A-3.

(h) Opinion of Counsel for the Underwriters. On the Closing Date, the Representatives shall have received the favorable opinion of O’Melveny & Myers LLP, counsel for the Underwriters, dated as of such Closing Date, with respect to such matters as may be reasonably requested by the Underwriters.

(i) Officers’ Certificate. On the Closing Date, the Representative shall have received a written certificate executed by the Chairman of the Board or the Chief Executive Officer or a Senior Vice President of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company, dated as of such Closing Date, to the effect that:

(i) the Company has received no stop order suspending the effectiveness of the Registration Statement, and no proceedings for such purpose have been instituted or threatened by the Commission;

(ii) the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the Securities Act objecting to use of the automatic shelf registration statement form;

(iii) the representations, warranties and covenants of the Company set forth in Section 1 of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Closing Date; and

(iv) the Company has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

(j) Additional Documents. On or before the Closing Date, the Representatives and counsel for the Underwriters shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Notes as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representatives by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 8, 9 and 17 shall at all times be effective and shall survive such termination.

SECTION 6. Reimbursement of Underwriters’ Expenses. If this Agreement is terminated by the Representatives pursuant to Section 5, 10 or 11(i)(A) or 11(iv), or if the sale to the Underwriters of the Notes on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision hereof, the Company agrees to reimburse the Representatives and the other Underwriters (or such Underwriters as have terminated this Agreement with respect to themselves), severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Representatives and the Underwriters in connection with the proposed purchase and the offering and sale of the Notes, including but not limited to fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

SECTION 7. Effectiveness of this Agreement. This Agreement shall not become effective until the execution of this Agreement by the parties hereto.

SECTION 8. Indemnification.

(a) Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its directors, officers, employees and agents, and each person, if any, who controls any Underwriter within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Underwriter or such director, officer, employee, agent or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) upon any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and to reimburse each Underwriter and each such director, officer, employee, agent and controlling person for any and all expenses (including the reasonable fees and disbursements of counsel chosen by the Representatives) as such expenses are reasonably incurred by such Underwriter or such director, officer, employee, agent or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use in the Registration Statement, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Company may otherwise have.

(b) Indemnification of the Company and Directors and Officers. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, each of its respective directors, each of its respective officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company or any such director, officer or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Underwriter), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based (i) upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; or (ii) upon any untrue statement or alleged untrue statement of a material fact contained in any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto) or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein; and to reimburse the Company or any such director, officer or controlling person for any legal and other expense reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Company hereby acknowledges that the only information furnished to the Company by any Underwriter through the Representatives expressly for use in the Registration Statement, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus (or any amendment or supplement thereto) are the statements set forth in the final paragraph on the cover of the Preliminary Prospectus and Prospectus and in the fifth and ninth paragraphs of text under the caption “Underwriters” in the Prospectus. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Underwriter may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 8 or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, such indemnified party shall have the right to employ its own counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party, unless: (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party; (ii) the indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to the indemnified party; or (iii) the named parties to any such action (including any impleaded parties) include both such indemnified party and the indemnifying party or any affiliate of the indemnifying party, and such indemnified party shall have reasonably concluded that either (x) there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or such affiliate of the indemnifying party or (y) a conflict may exist between such indemnified party and the indemnifying party or such affiliate of the indemnifying party (it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to a single firm of local counsel) for all such indemnified parties, which firm shall be designated in writing by the Representatives and that all such reasonable fees and expenses shall be reimbursed as they are incurred). Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence, in which case the reasonable fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 8(c) hereof, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

SECTION 9. Contribution. If the indemnification provided for in Section 8 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (before deducting expenses) received by the Company, and the total underwriting discount received by the Underwriters, in each case as set forth on the front cover page of the Prospectus bear to the aggregate initial public offering price of the Notes as set forth on such cover. The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Underwriters, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8(c), any reasonable legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, no Underwriter shall be required to contribute any amount in excess of the underwriting commissions received by such Underwriter in connection with the Notes underwritten by it and distributed to the public. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective underwriting commitments as set forth opposite their names in Schedule A. For purposes of this Section 9, each director, officer, employee and agent of an Underwriter and each person, if any, who controls an Underwriter within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company with the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as the Company.

SECTION 10. Default of One or More of the Several Underwriters. If, on the Closing Date, any one or more of the several Underwriters shall fail or refuse to purchase Notes that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes, which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase does not exceed 10% of the aggregate principal amount of the Notes to be purchased on such date, the other Underwriters shall be obligated, severally, in the proportion to the aggregate principal amounts of such Notes set forth opposite their respective names on Schedule A bears to the aggregate principal amount of such Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as may be specified by the Representatives with the consent of the non-defaulting Underwriters, to purchase such Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date. If, on the Closing Date, any one or more of the Underwriters shall fail or refuse to purchase such Notes and the aggregate principal amount of such Notes with respect to which such default occurs exceeds 10% of the aggregate principal amount of Notes to be purchased on such date, and arrangements satisfactory to the Representatives and the Company for the purchase of such Notes are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 8, 9 and 17 shall at all times be effective and shall survive such termination. In any such case, either the Representatives or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days in order that the required changes, if any, to the Registration Statement, any Issuer Free Writing Prospectus, the Preliminary Prospectus or the Prospectus or any other documents or arrangements may be effected.

As used in this Agreement, the term “Underwriter” shall be deemed to include any person substituted for a defaulting Underwriter under this Section 10. Any action taken under this Section 10 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

SECTION 11. Termination of this Agreement. Prior to the Closing Date, this Agreement may be terminated by the Representatives by notice given to the Company if at any time (i) (A) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or the New York Stock Exchange, or (B) trading in securities generally on either the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or FINRA; (ii) a general banking moratorium shall have been declared by any of federal or New York authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity involving the United States, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Representatives is material and adverse and makes it impracticable or inadvisable to market the Notes in the manner and on the terms described in the Disclosure Package or the Prospectus or to enforce contracts for the sale of securities; (iv) in the judgment of the Representatives there shall have occurred any Material Adverse Change; or (v) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services. Any termination pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Sections 4 and 6 hereof, and provided further that Sections 4, 6, 8, 9 and 17 shall survive such termination and remain in full force and effect.

SECTION 12. No Fiduciary Duty. The Company acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary of the Company or its affiliates, stockholders, creditors or employees or any other party; (iii) no Underwriter has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement; (iv) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and that the several Underwriters have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the several Underwriters with respect to the subject matter hereof.

SECTION 13. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company, of its officers and of the several Underwriters set forth in or made pursuant to this Agreement (i) will remain operative and in full force and effect, regardless of any (A) investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the officers or employees of any Underwriter, or any person controlling the Underwriter, the Company, the officers or employees of the Company, or any person controlling the Company, as the case may be or (B) acceptance of the Notes and payment for them hereunder and (ii) will survive delivery of and payment for the Notes sold hereunder and any termination of this Agreement.

SECTION 14. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Representatives:

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

50 Rockefeller Plaza

NY1-050-12-01

New York, NY 10020

Facsimile: 212-901-7881

Attention: High Grade Debt Capital Markets Transaction Management/Legal

Wells Fargo Securities, LLC

301 S. College Street

6th Floor

Charlotte, NC 28288

Facsimile: 704-383-9165

Attention: Transaction Management

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Facsimile: 646-834-8133

Attention: Syndicate Registration

and

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10017

Facsimile: 212-834-6081

Attention: High Grade Syndicate Desk

with a copy to:

O’Melveny & Myers LLP

7 Times Square

New York, NY 10036

Facsimile: 212-326-2061

Attention: Michael J. Schiavone

If to the Company:

Watson Pharmaceuticals, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Facsimile: 862-261-7923

Attention: Legal Department

with a copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Facsimile: 714-755-8290

Attention: Scott Shean, Wesley Holmes

Any party hereto may change the address for receipt of communications by giving written notice to the others.

SECTION 15. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Underwriters pursuant to Section 10 hereof, and to the benefit of the directors, officers, employees, agents and controlling persons referred to in Sections 8 and 9, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Notes as such from any of the Underwriters merely by reason of such purchase.

SECTION 16. Partial Unenforceability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 17. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.

SECTION 18. General Provisions. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions of Section 8 and the contribution provisions of Section 9, and is fully informed regarding said provisions. Each of the parties hereto further acknowledges that the provisions of Sections 8 and 9 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company, its affairs and its business in order to assure that adequate disclosure has been made in the Registration Statement, the Disclosure Package and the Prospectus (and any amendments and supplements thereto), as required by the Securities Act and the Exchange Act.

[Remainder of page intentionally left blank.]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

WATSON PHARMACEUTICALS, INC.

By:	/s/ David A. Buchen
Name:	David A. Buchen
Title:	Chief Legal Officer–Global and Secretary

Underwriting Agreement

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Representatives as of the date first above written.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO SECURITIES, LLC BARCLAYS CAPITAL INC. J.P. MORGAN SECURITIES LLC Acting as Representatives of the several Underwriters named in the attached Schedule A.
By: Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Doug Muller
Name:	Doug Muller
Title:	Managing Director

Underwriting Agreement

By: Wells Fargo Securities, LLC

By:	/s/ Kevin A. Smith
Name:	Kevin A. Smith
Title:	Managing Director

Underwriting Agreement

By: Barclays Capital Inc.

By:	/s/ Pamela Kendall
Name: Title:	Pamela Kendall Director

Underwriting Agreement

By: J.P. Morgan Securities LLC

By:	/s/ Maria Sramek
Name: Title:	Maria Sramek Executive Director

Underwriting Agreement

SCHEDULE A

Underwriters	Aggregate Principal Amount of 2017 Notes to be Purchased	Aggregate Principal Amount of 2022 Notes to be Purchased	Aggregate Principal Amount of 2042 Notes to be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$360,000,000	$510,000,000	$300,000,000
Wells Fargo Securities, LLC	360,000,000	510,000,000	300,000,000
Barclays Capital Inc.	106,800,000	151,300,000	89,000,000
J.P. Morgan Securities LLC	106,800,000	151,300,000	89,000,000
Deutsche Bank Securities Inc.	55,200,000	78,200,000	46,000,000
Mitsubishi UFJ Securities (USA), Inc.	55,200,000	78,200,000	46,000,000
Mizuho Securities USA Inc.	55,200,000	78,200,000	46,000,000
DNB Markets, Inc.	25,200,000	35,700,000	21,000,000
HSBC Securities (USA) Inc.	25,200,000	35,700,000	21,000,000
RBS Securities Inc.	25,200,000	35,700,000	21,000,000
U.S. Bancorp Investments, Inc.	25,200,000	35,700,000	21,000,000
Total	$1,200,000,000	$1,700,000,000	$1,000,000,000

Sch-A

SCHEDULE B

List of Material Subsidiaries of the Company

As of September 24, 2012

Name	Jurisdiction of Incorporation
Anda, Inc. Valmed Pharmaceuticals Inc.	Florida New York
Watson Laboratories, Inc.	Connecticut
Watson Laboratories, Inc.	Delaware
Watson Laboratories, Inc. Watson Laboratories, Inc.	Nevada Arizona
Watson Pharma, Inc.	Delaware
Watson Pharmaceuticals (New Jersey), Inc.	Delaware
Andrx Corporation	Delaware
Watson Pharma Private Ltd. Watson Pharma Holding S.a.r.l. Watson Pharma S.a.r.l. Arrow International Ltd.	India Luxembourg Luxembourg Malta

Sch-B

ANNEX I

Issuer Free Writing Prospectuses

Final Term Sheets dated September 27, 2012

Annex-1

EXHIBIT A-1

Form of Opinion of Latham & Watkins LLP

1. The Base Indenture is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. The Supplemental Indenture is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

3. When executed, issued and authenticated in accordance with the terms of the Indenture and paid for in accordance with the terms of the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. A registered holder of Notes is a beneficiary under the Indenture.

4. The execution and delivery of the Underwriting Agreement, the Base Indenture and the Supplemental Indenture and the consummation of the transactions contemplated by the Underwriting Agreement and the Indenture by the Company do not on the date hereof:

(i) result in the breach of or a default under any of the Specified Agreements; or

(ii) violate any federal or New York statute, rule or regulation applicable to the Company; or

(iii) require any consents, approvals, or authorizations to be obtained by the Company from, or any registrations, declarations or filings to be made by the Company with, any governmental authority under any federal or New York statute, rule or regulation applicable to the Company that have not been obtained or made.

5. The Registration Statement has become effective under the Act. With your consent, based solely on a telephonic confirmation by a member of the Staff of the Commission on the date hereof, we confirm that no stop order suspending the effectiveness of the Registration Statement has been issued under the Act and no proceedings therefor have been initiated by the Commission. The Preliminary Prospectus has been filed in accordance with Rule 424(b) under the Act and the Prospectus has been filed in accordance with Rules 424(b) and 430B under the Act.

6. The Registration Statement at September 27, 2012, including the information deemed to be a part thereof pursuant to Rule 430B under the Act, the Preliminary Prospectus, as of its date, and the Prospectus, as of its date, each appeared on their face to be appropriately responsive in all material respects to the applicable form requirements for registration statements on Form S-3 under the Act and the rules and regulations of the Commission thereunder; it being understood, however, that we express no view with respect to the Form T-1, Regulation S-T or the financial statements, schedules, or other financial data, included in, incorporated by reference in, or omitted from, the Registration Statement, the Preliminary Prospectus or the Prospectus. For purposes of this paragraph, we have assumed that the statements made in the Registration Statement, the Preliminary Prospectus and the Prospectus are correct and complete.

Exhibit A-1-1

7. The statements in the Preliminary Prospectus and the Prospectus under the caption “Description of Notes,” insofar as they purport to describe or summarize certain provisions of the Notes or the Indenture are accurate summaries or descriptions in all material respects.

8. Each of the Incorporated Documents, as of its respective filing date, appeared on its face to be appropriately responsive in all material respects to the applicable requirements for reports on Forms 10-K, 10-Q, and 8-K, and proxy statements under Regulation 14A, as the case may be, under the Exchange Act, and the rules and regulations of the Commission thereunder; it being understood, however, that we express no opinion with respect to Regulation S-T or the financial statements, schedules, or other financial data, included in, incorporated by reference in, or omitted from such reports and proxy statement, or as to whether such reports and proxy statement were filed with the Commission within the time period prescribed by the Exchange Act. For purposes of this paragraph, we have assumed that the statements made in the Incorporated Documents are correct and complete.

9. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended.

10. The Company is not, and immediately after giving effect to the sale of the Notes in accordance with the Underwriting Agreement and the application of the proceeds as described in the Prospectus under the caption “Use of Proceeds,” will not be required to be, registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Exhibit A-1-2

EXHIBIT A-2

Form of Opinion of Greenberg Traurig, LLP

(i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada and has corporate power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Disclosure Package and the Prospectus and to enter into and perform its obligations under the Underwriting Agreement.

(ii) The Company has the corporate power and authority to execute and deliver the Underwriting Agreement, the Indenture and the Notes, to perform its obligations thereunder, and to issue, sell and deliver the Notes to the Underwriters.

(iii) The Underwriting Agreement, the Indenture and the Notes have been duly authorized, executed and delivered by the Company.

(iv) The issuance of the Notes, the execution, delivery and performance of the Underwriting Agreement by the Company, the execution, delivery and performance of the Indenture by the Company, the compliance by the Company with all the provisions hereof and thereof and the consummation of the transactions contemplated hereby and thereby, will not result in any violation of the provisions of the Articles of Incorporation, Bylaws or other organizational documents of the Company or of Chapter 78 of the Nevada Revised Statutes, “Private Corporations” or any rule or regulation that has been issued pursuant to such statute or to the best of our knowledge after due inquiry any order issued pursuant to any Nevada statute by any court or governmental agency or body having jurisdiction over the Company or any of its properties.

In rendering such opinion, such counsel may state that their opinion is limited to matters governed by the laws of the State of Nevada.

Exhibit A-2-1

EXHIBIT A-3

Form of Opinion of General Counsel of the Company

1. The statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 under the caption “Government Regulation and Regulatory Matters,” insofar as such statements constitute a summary of the legal matters, documents or proceedings referred to therein, fairly represent and summarize, in all material respects, the matters referred to therein.

Exhibit A-3-1

EXHIBIT B

WATSON PHARMACEUTICALS, INC.

Final Term Sheet

September 27, 2012

1.875% Notes due 2017

Issuer:	Watson Pharmaceuticals, Inc.

Principal Amount:	$1,200,000,000

Maturity:	October 1, 2017

Coupon (Interest Rate):	1.875%

Yield to Maturity:	1.972%

Benchmark Treasury:	UST 0.625% due 8/31/17

Spread to Benchmark Treasury:	T + 135 basis points

Benchmark Treasury Price and Yield:	Price: 100-00+ Yield: 0.622%

Interest Payment Dates:	April 1 and October 1 of each year, commencing April 1, 2013

Make-Whole Redemption Provision:	Treasury Rate + 20 basis points

Price to Public:	99.541%

Settlement Date:	October 2, 2012 (T + 3)

Expected Ratings (Outlook)*:	Baa3 (Stable) / BBB (Negative) / BBB- (Stable) (Moody’s / S&P / Fitch)

CUSIP / ISIN Number:	942683AG8 / US942683AG82

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Exhibit B-2

WATSON PHARMACEUTICALS, INC.

Final Term Sheet

September 27, 2012

3.250% Notes due 2022

Issuer:	Watson Pharmaceuticals, Inc.

Principal Amount:	$1,700,000,000

Maturity:	October 1, 2022

Coupon (Interest Rate):	3.250%

Yield to Maturity:	3.349%

Benchmark Treasury:	UST 1.625% due 8/15/22

Spread to Benchmark Treasury:	T + 170 basis points

Benchmark Treasury Price and Yield:	Price: 99-25 Yield: 1.649%

Interest Payment Dates:	April 1 and October 1 of each year, commencing April 1, 2013

Make-Whole Redemption Provision:	Prior to July 1, 2022 (three months prior to Maturity), Treasury Rate + 25 basis points

Price to Public:	99.165%

Settlement Date:	October 2, 2012 (T + 3)

Expected Ratings (Outlook)*:	Baa3 (Stable) / BBB (Negative) / BBB- (Stable) (Moody’s / S&P / Fitch)

CUSIP / ISIN Number:	942683AF0 / US942683AF00

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Exhibit B-3

WATSON PHARMACEUTICALS, INC.

Final Term Sheet

September 27, 2012

4.625% Notes due 2042

Issuer:	Watson Pharmaceuticals, Inc.

Principal Amount:	$1,000,000,000

Maturity:	October 1, 2042

Coupon (Interest Rate):	4.625%

Yield to Maturity:	4.718%

Benchmark Treasury:	UST 3.000% due 5/15/42

Spread to Benchmark Treasury:	T + 190 basis points

Benchmark Treasury Price and Yield:	Price: 103-20+ Yield: 2.818%

Interest Payment Dates:	April 1 and October 1 of each year, commencing April 1, 2013

Make-Whole Redemption Provision:	Prior to April 1, 2042 (six months prior to Maturity), Treasury Rate + 30 basis points

Price to Public:	98.516%

Settlement Date:	October 2, 2012 (T + 3)

Expected Ratings (Outlook)*:	Baa3 (Stable) / BBB (Negative) / BBB- (Stable) (Moody’s / S&P / Fitch)

CUSIP / ISIN Number:	942683AH6 / US942683AH65

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Exhibit B-4

Capitalization

The following replaces in its entirety the disclosure included under “Capitalization” on page S-23 of the preliminary prospectus supplement referred to below and each other location where such information appears in the preliminary prospectus supplement:

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of June 30, 2012:

•	on an actual basis;

•	on an as adjusted basis giving effect to this offering, after deducting the underwriting discount and estimated offering expenses payable by us; and

•	on an as adjusted basis to give effect to the Transactions,

in the latter two cases, as if such transactions had occurred on June 30, 2012.

This table should be read in conjunction with “Prospectus Supplement Summary—Acquisition of Actavis,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Information,” our consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and the audited financial statements of Actavis, included as Exhibit 99.1 to the Registration Statement on Form S-3 of which this prospectus supplement and the accompanying prospectus forms a part and incorporated by reference herein.

	June 30, 2012
	Actual	As Adjusted for the Offering	As Adjusted for the Transactions
	(unaudited, in millions)
Cash and cash equivalents(1)	$217.6	$4,050.4	$115.0

Debt:
New Term Loan	$—	$—	$1,800.0
Revolving credit facility (2)	$250.0	$250.0	$250.0
Mandatorily Redeemable Preferred Stock (3)	$192.2	$192.2	$192.2
Other notes payable	$1.3	$1.3	$1.3
Senior Notes due 2014 and 2019 (the “Senior Notes”)	$850.0	$850.0	$850.0
Unamortized Discount of Senior Notes	$(1.4)	$(1.4)	$(1.4)
2017 Notes offered hereby	$—	$1,200.0	$1,200.0
Unamortized Discount of 2017 Notes	$—	$(5.5)	$(5.5)
2022 Notes offered hereby	$—	$1,700.0	$1,700.0
Unamortized Discount of 2022 Notes	$—	$(14.2)	$(14.2)
2042 Notes offered hereby	$—	$1,000.0	$1,000.0
Unamortized Discount of 2042 Notes	$—	$(14.8)	$(14.8)
Total debt	$1,292.1	$5,157.6	$6,957.6

Total equity	$3,560.2	$3,560.2	$3,531.8
Total capitalization	$4,852.3	$8,717.8	$10,489.4

Exhibit B-5

(1)	As Adjusted for the Transactions Cash and cash equivalents gives effect to a cash payment of €4.15 billion plus assumption of indebtedness of €100 million payable at the Completion of the Acquisition ($5,495 million, when converted from the Euro to the U.S. dollar using the exchange rate in effect as of September 26, 2012 of 1.293) (see “Prospectus Supplement Summary – Acquisition of Actavis – The Purchase Agreement”) and the payment of estimated aggregate fees and expenses incurred in connection with the Transactions, including underwriting discounts and financing fees, advisory fees and other transaction costs and professional fees.
(2)	After giving effect to the Transactions, we expect to have $500.0 million of available borrowings remaining under the revolving credit facility of our Credit Agreement.
(3)	Represents the 200,000 shares of mandatorily redeemable preferred stock issued on December 2, 2009. The mandatorily redeemable preferred stock is redeemable in cash on December 2, 2012.

The information in these pricing term sheets relates only to the offering of the 1.875% Notes due 2017, 3.250% Notes due 2022 and the 4.625% Notes due 2042 and should be read together with (i) the preliminary prospectus supplement dated September 27, 2012 relating to the notes offering, including the documents incorporated by reference therein, and (ii) the accompanying prospectus dated September 27, 2012, each filed with the Securities and Exchange Commission (the “SEC”). The information in these final term sheets supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information. Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the issuer and the notes.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Barclays Capital Inc. or J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling or

e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or dg.prospectus_distribution@baml.com, Wells Fargo Securities, LLC at 1-800-326-5897 or Cmclientsupport@wellsfargo.com, Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com, or J.P. Morgan Securities LLC at 1-212-834-4533.

Exhibit B-6